Exhibit 99.1

Contact:	Jill Swartz Triple Net Properties, LLC 1551 N. Tustin Avenue, Suite 300 Santa Ana, CA 92705 714-667-8252 ext. 251 jswartz@1031nnn.com
G REIT, INC. SELLS MADRONA BUILDINGS PORTFOLIO
IN TORRANCE, CALIFORNIA
Santa Ana, California, August 8, 2007 — G REIT, Inc. President and Chief Executive Officer Scott D. Peters announced today the sale of the Madrona Buildings portfolio. The disposition closed on August 2, 2007.
The Madrona Buildings portfolio, located in Torrance, California, was sold for $52,500,000 to Dominguez Industrial Center. Kevin Shannon of CB Richard Ellis, Inc. represented G REIT and the buyer in the transaction. The Madrona Buildings portfolio was originally purchased in March 2004 for $45,900,000. After payment of a related mortgage loan, closing costs and other transaction expenses, and the return of lender required reserves, G REIT’s net cash proceeds from the sale were approximately $15,034,000.
The Madrona Buildings portfolio is a four-building Class A office complex in the Los Angeles suburb of Torrance, California. The two and three-story architecturally distinctive buildings surround a landscaped garden with streams, reflecting pools, rock formations, and waterfalls. With approximately 211,000 square feet of gross leaseable area, the property is nearly 87 percent leased by three tenants: NavCom Technology, Kaiser Foundation Health Plan, and American Honda Motor Company.
Pursuant to a stockholder-approved plan of liquidation, G REIT sold ten properties in 2006 and seven thus far in 2007. Eight G REIT properties remain and are currently being marketed for sale. In G REIT’s March 31, 2007 Quarterly Report on Form 10-Q, management estimated a cumulative net liquidation value of approximately $10.99 per share of common stock. A detailed description of the plan of liquidation is available in G REIT’s definitive proxy statement filed with the Securities and Exchange Commission on January 13, 2006.
Triple Net Properties, LLC, the advisor to G REIT, Inc., is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of 36 million square feet of real estate, including more than 8,400 apartment units, with a combined market value of approximately $4.9 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.
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